Exhibit 99.1
Coleman Cable, Inc. Announces First-Quarter 2009 Financial Results
WAUKEGAN, Ill., May 8, 2009 — Coleman Cable, Inc. (NASDAQ: CCIX) (the “Company,” “Coleman,” “we,” “us,” or “our”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced first-quarter 2009 financial results.
First-Quarter 2009 Results
•	Revenue of $117.3 million

•	Adjusted EBITDA of $9.0 million

•	Adjusted EPS of $(0.18) per share

•	Total debt (net of cash and cash equivalents) reduced by $37.9 million on a sequential basis
Management Comments
Commenting on the Company’s results, Gary Yetman, president and CEO, said, “Our operating results were within our expected range for the quarter in spite of the ongoing difficult economic conditions. We are also encouraged by recent signs of demand stabilization in certain areas, however at this point we cannot conclude that an overall bottoming-out in volumes has occurred.”
Mr. Yetman added, “Although our operating results continue to be impacted by lower volume levels, we are pleased to have generated strong operating cash flow of approximately $39.0 million during the quarter, compared to negative operating cash flow of $3.5 million in the same period last year. This strong cash generation, coupled with our focus on working capital, allowed us to reduce our total debt by $37.9 million during the quarter. This continues to demonstrate our commitment to proactively managing our business to mitigate the effects of current market conditions. In addition, at the end of March 2009, we had over $102 million in combined credit availability under our revolver and cash on hand, and we have no required long-term debt repayments until 2012.”
Mr. Yetman concluded, “Taking into consideration our expectations for continued softness through the second quarter as our distributors and OEM’s face reduced demand from suppliers to the automotive industry and OEM customers, we expect Adjusted EBITDA to be between $7.0 million and $10.0 million for the quarter ended June 30, 2009. Furthermore, absent any further deterioration in demand, we believe our second half results will improve from our first half results as we realize benefits from our seasonal business and the full benefit of our capacity rationalization efforts.”
First-Quarter Financial Results Summary
For the first quarter of 2009, Coleman generated a net loss of $64.8 million, or $(3.85) per diluted share, as compared to net income of $3.3 million, or $0.19 per diluted share, for the same period of 2008. The
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2009 results include a pre-tax, non-cash goodwill impairment charge of $69.5 million, or $(3.64) per diluted share which was recorded as the result of interim goodwill impairment tests performed during the 2009 first quarter in light of certain factors and circumstances including a significant decline in the Company’s market capitalization during the quarter, as well as the continuing recessionary economic environment and weak industry conditions. The amount of the charge recorded in relation to our Distribution segment reflects the Company’s current best estimate based on testing performed to date as we have not yet completed all of the analysis involved due to the complexities inherent in the required testing processes. We expect to finalize this goodwill impairment analysis during the second quarter of 2009. There could be material adjustments to the goodwill impairment charge when the related tests are finalized. Any adjustments to our preliminary estimates as a result of completing this evaluation will be recorded in our financial statements for the second quarter ended June 30, 2009. This impairment charge includes a significant amount of goodwill without corresponding tax basis, thereby reducing the associated tax benefit for the pretax charge and the Company’s effective tax rate for the second quarter of 2009.
Additionally, Coleman’s first-quarter 2009 results included $0.7 million, or $(0.03) per diluted share, in restructuring charges incurred in connection with severance payments to be made for headcount reductions and for costs incurred for facilities closed during 2008. Restructuring costs were $0.2 million for the same period of 2008 attributable to the integration of facilities acquired in 2007 as part of the Company’s acquisition of Copperfield.
Excluding the above-noted items, first-quarter of 2009 earnings largely reflect decreased operating income within the Company’s Distribution and OEM segments as a result of weakened demand and uncertain, difficult economic conditions, which have caused customers to lower their inventory levels. Somewhat offsetting reduced earnings in the 2009 first quarter was a decrease in both selling, engineering, general and administrative expense, and lower interest expense as a result of lower outstanding debt levels.
Coleman reported net sales for the 2009 first quarter of $117.3 million compared to net sales of $252.5 million in the same period last year, which represents a decrease of 53.5 percent. Volume (total pounds shipped) decreased 39.4 percent in the first quarter of 2009 compared to the prior-year period. The sharper decline in net sales relative to volume declines primarily reflects the impact of lower average copper prices in the first quarter of 2009 as compared to the same quarter last year.
The Company continues to strengthen its balance sheet. Net working capital was approximately 13.5 percent of net sales for the 2009 first quarter, and improved by 1.8 percentage points as compared to the fourth quarter of 2008. Additionally, our net debt (net of cash) was reduced by $148.1 million from $366.7 million at March 31, 2008, to $218.6 million at March 31, 2009.
Non-GAAP First-Quarter 2009 Results
In an effort to better assist investors in understanding Coleman’s financial results, provided in this release is Adjusted Net Income, Adjusted Earnings Per Share (EPS), and Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which are all measures not defined under accounting principles generally accepted in the United States (GAAP). Management believes these numbers are useful to investors in understanding the results of operations because they illustrate the impact that interest, taxes, depreciation, amortization, and other non-recurring and/or non-cash charges had on results. These terms are used in this release as they are calculated in the financial information set forth below.
Webcast
Coleman Cable has scheduled its conference call for Monday, May 11, 2009, at 10:00 a.m. Central time. Hosting the call will be Gary Yetman, president and CEO, and Richard Burger, executive vice president
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and CFO. A live broadcast of Coleman Cable’s conference call, along with accompanying visuals, will be available through the Company’s website at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s most recent Annual Report on Form 10-K (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:
•	fluctuations in the supply or price of copper and other raw materials;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	pricing pressures causing margins to decrease;

•	further adverse changes in general economic and capital market conditions;

•	changes in the demand for Coleman Cable’s products by key customers;

•	additional impairment charges related to our goodwill and long-lived assets;

•	failure to identify, finance or integrate acquisitions;

•	failure to accomplish integration activities on a timely basis;

•	failure to achieve expected efficiencies in Coleman Cable’s manufacturing and integration activities; • changes in the cost of labor or raw materials, including PVC and fuel costs;

•	failure of customers to make expected purchases, including customers of acquired companies;

•	unforeseen developments or expenses with respect to Coleman Cable’s business acquisition, integration and consolidation efforts; and

•	other risks and uncertainties, including those described under “Item 1A. Risk Factors” in Coleman Cable’s most recent Annual Report on Form 10-K.
In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
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Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com
Financial Tables Follow
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COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Thousands, except per share date)
(unaudited)

	Three months ended
	March 31,
	2009	2008
NET SALES	$117,322	$252,483
COST OF GOODS SOLD	100,774	223,634

GROSS PROFIT	16,548	28,849
SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE EXPENSES	10,659	12,761
INTANGIBLE ASSET AMORTIZATION	2,630	2,662
ASSET IMPAIRMENTS	69,498	—
RESTRUCTURING CHARGES	657	176

OPERATING INCOME (LOSS)	(66,896)	13,250
INTEREST EXPENSE	6,405	7,804
OTHER LOSS, NET	339	121

INCOME (LOSS) BEFORE INCOME TAXES	(73,640)	5,325
INCOME TAX EXPENSE (BENEFIT)	(8,870)	2,067

NET INCOME (LOSS)	$(64,770)	$3,258

EARNINGS (LOSS) PER COMMON SHARE DATA
NET INCOME (LOSS) PER SHARE
Basic	$(3.85)	$0.19
Diluted	(3.85)	0.19
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	16,807	16,787
Diluted	16,807	16,800
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COLEMAN CABLE, INC. AND SUBSIDIARIES
Non-GAAP Results
(Thousands)

	Q1 2009	Q1 2008
	Adjusted Results
Income (loss) before income taxes, as reported	(73,640)	5,325
Asset impairments	69,498	—
Restructuring charges	657	176

Income before income taxes, adjusted	(3,485)	5,501
Income tax expense (benefit), adjusted	(420)	2,135

Adjusted net income (loss)	(3,065)	3,366

Adjusted earnings per share data
Adjusted net income (loss) per common share
Adjusted-Basic	$(0.18)	$0.20
Adjusted-Diluted	$(0.18)	$0.20
Weighted average common shares outstanding
Basic	16,807	16,787
Diluted	16,807	16,800

	EBITDA
Net income (loss)	(64,770)	3,258
Interest expense-net	6,405	7,804
Income tax expense	(8,870)	2,067
Depreciation & amortization	6,095	6,837

EBITDA	$(61,140)	$19,966

	Adjusted EBITDA
Asset impairments	69,498	—
Restructuring charges	657	176

Adjusted EBITDA	$9,015	$20,142

Adjusted earnings per share data
Adjusted net income (loss) per common share
Diluted	$(3.85)	$0.19
Adjustment differences
Asset impairments	$3.64	$—
Restructuring charges	$0.03	$0.01

Adjusted-Diluted	$(0.18)	$0.20

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COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands)

	March 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,946	$16,328
Accounts receivable, net	71,099	97,038
Inventories	61,173	73,368
Deferred income taxes	3,699	4,202
Assets held for sale	3,535	3,535
Prepaid expenses and other current assets	8,136	10,688

Total current assets	171,588	205,159

PROPERTY, PLANT AND EQUIPMENT, NET	59,155	61,443
GOODWILL	28,829	98,354
INTANGIBLE ASSETS	36,751	39,385
OTHER ASSETS	10,284	7,625

TOTAL ASSETS	$306,607	$411,966

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$305	$30,445
Accounts payable	22,880	27,408
Accrued liabilities	32,249	31,191

Total current liabilities	55,434	89,044

LONG-TERM DEBT	242,209	242,369
OTHER LONG-TERM LIABILITIES	3,721	4,046
DEFERRED INCOME TAXES	—	7,088
TOTAL SHAREHOLDERS’ EQUITY	5,243	69,419

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$306,607	$411,966

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